lawyers@saul.com www.saul.com
December 24, 2008
Liberty Property Trust
500 Chesterfield Parkway
Malvern, Pennsylvania 19355

Re:	Liberty Property Trust
Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as Maryland counsel for Liberty Property Trust, a Maryland real estate investment trust (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 517,421 Common Shares of Beneficial Interest of the Company, $0.001 par value (the “Shares”), proposed to be offered for resale from time to time, together or separately, at prices and on terms to be determined at the time of offering pursuant to a registration statement on Form S-3 (the “S-3 Registration Statement”) and the prospectus contained in the S-3 Registration Statement (the “S-3 Prospectus”).
     In connection with our representation of the Company and as a basis for the opinions hereinafter set forth, we have examined originals or photostatic copies of the following documents (hereinafter collectively referred to as the “Documents”):
     (i) The S-3 Registration Statement, in the form filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Act”);
     (ii) The S-3 Prospectus;
     (iii) A certified copy of the Amended and Restated Declaration of Trust of the Company, received and approved for record by the Maryland State Department of Assessments and Taxation (“SDAT”) on May 29, 1997, as amended June 22, 2004 and October 4, 2007 (the “Declaration of Trust”);
     (iv) Articles Supplementary of the Company recorded on August 7, 1997, Articles Supplementary of the Company recorded on December 23, 1997, Articles Supplementary of the Company recorded on July 28, 1999, Articles Supplementary of the
500 East Pratt Street ◆ Baltimore, MD 21202-2773 ◆ Phone: (410) 332-8600 ◆ Fax: (410) 332-8862
BALTIMORE          CHESTERBROOK          HARRISBURG          PHILADELPHIA          PRINCETON          WASHINGTON          WILMINGTON

Liberty Property Trust
December 24, 2008

     Company recorded on April 18, 2000, Articles Supplementary of the Company recorded on June 10, 2002, Articles Supplementary of the Company recorded on September 1, 2004, Articles Supplementary of the Company recorded on June 17, 2005, Articles Supplementary of the Company recorded on June 30, 2005, Articles Supplementary of the Company recorded on August 23, 2005, Articles Supplementary of the Company recorded on December 15, 2006 and Articles Supplementary of the Company recorded on August 21, 2007 (collectively, the “Articles Supplementary”);
     (v) The First Amended and Restated Bylaws of the Company (the “Bylaws”);
     (vi) The Second Restated and Amended Agreement of Limited Partnership, as amended (the “Partnership Agreement”), of Liberty Property Limited Partnership, a Pennsylvania limited partnership (the “Partnership”);
     (vii) Copies of resolutions adopted by the Board of Trustees of the Company at a meeting held on December 17, 2008;
     (viii) A good standing certificate for the Company from SDAT dated December 1, 2008;
     (ix) A certificate executed by James J. Bowes, Esquire, Secretary of the Company, dated December 24, 2008, certifying as to the authenticity of the Declaration of Trust, the Articles Supplementary and Bylaws, the incumbency of the officers of the Company, the resolutions adopted by the Company’s Board of Trustees, and other matters that we have deemed necessary and appropriate; and
     (x) Such other documents and matters as we have deemed necessary and appropriate to express the opinions set forth in this letter, subject to the limitations, assumptions and qualifications noted below.
     In reaching the opinions set forth below, we have assumed:
          (a) That all signatures on the Documents and any other documents submitted to us for examination are genuine;
          (b) The authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photographic copies, and the accuracy and completeness of all representations, warranties, statements and information contained in the Documents;
          (c) The legal capacity of all natural persons executing any documents, whether on behalf of themselves or other persons;

Liberty Property Trust
December 24, 2008

          (d) That all persons executing Documents on behalf of any party (other than the Company) are duly authorized;
          (e) That there will be no changes in applicable law between the date of this opinion and any date of issuance or delivery of the Shares;
          (f) That at the time of delivery of the Shares, all contemplated additional actions shall have been taken and the authorization of the issuance of the Shares will not have been modified or rescinded;
          (g) That the issuance, execution and delivery of the Shares will not violate any then-applicable law or result in a default under, breach of, or violation of any provision of any instrument or agreement then binding on the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company;
          (h) That the Partnership is a limited partnership validly existing and in good standing under the laws of its state of formation;
          (i) That the consideration received or proposed to be received for the issuance and sale of the Shares as contemplated by the Partnership Agreement is not less than the par value per share; and
          (j) That the aggregate number of shares of the Company which would be outstanding after the issuance of any of the Shares and any other contemporaneously issued or reserved common shares or preferred shares, together with the number of common shares and preferred shares previously issued and outstanding and the number of common shares and preferred shares previously reserved for issuance upon the conversion or exchange of other securities issued by the Company or the Partnership, of which the Company is the sole general partner, does not exceed the number of then-authorized shares of the Company.
     As to various questions of fact material to our opinions, we have relied upon a certificate and representations of James J. Bowes, as Secretary of the Company, and have assumed that the Secretary’s certificate and representations continue to remain true and complete as of the date of this letter. We have not examined any court records, dockets, or other public records, nor have we investigated the Company’s history or other transactions, except as specifically set forth in this letter.
     On the basis of the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, when and if the Shares have been duly issued and delivered in the manner and for the consideration contemplated by the Partnership Agreement, those Shares will be validly issued, fully paid and nonassessable.

Liberty Property Trust
December 24, 2008

     In addition to the qualifications set forth above, the opinions set forth are also subject to the following general qualifications:
     (i) We express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. We express no opinion as to the principles of conflict of laws of any jurisdiction, including the laws of the State of Maryland.
     (ii) We assume no obligation to supplement this opinion if any applicable law changes after the date of this letter or if we become aware of any facts that might alter the opinion expressed in this letter after the date of this letter.
     We hereby consent to the filing of this opinion as an exhibit to the S-3 Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours, SAUL EWING LLP